EXHIBIT 99.1

Polo Ralph Lauren Reports

First Quarter Fiscal 2009 Results

•	First Quarter Revenues Grew 4% to $1.11 billion
•	First Quarter Diluted EPS Increased 13% to $0.93
•	The Company Raises Fiscal 2009 Earnings Guidance

New York (August 6, 2008) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $95 million, or $0.93 per diluted share, for the first quarter of Fiscal 2009, compared to net income of $88 million, or $0.82 per diluted share, for the first quarter of Fiscal 2008. The first quarter results reflect 4% net revenue growth, an 8% increase in net income and diluted earnings per share that was 13% higher than the prior year period. The growth in net income principally relates to a higher gross profit margin that was offset by increased operating expenses associated with new business initiatives, as well as a lower effective tax rate of 35% in the first quarter of Fiscal 2009 compared to a 39% tax rate in the comparable period last year.

“The global appeal of our iconic products continues to expand, and emerging merchandise categories are also gaining momentum,” said Ralph Lauren, Chairman and Chief Executive Officer. “Our lifestyle positioning is resonating with consumers worldwide, supported by our continued investment in advertising, marketing and public relations, including high profile events such as Wimbledon and the Olympics. Our status as one of the world’s few truly global luxury lifestyle brands is an incredible asset for our Company,” Mr. Lauren added.

“Our first quarter results not only attest to the global desirability of our brands and products, but also to the fact that we are innovating, executing and merchandising at a higher and better level than ever before,” said Roger Farah, President and Chief Operating Officer. “While we continue to have a conservative view of the domestic retail environment, we are in excellent financial condition and will continue to invest in growing our business worldwide.”

First Quarter Fiscal 2009 Income Statement Review

Net Revenues.  Net revenues for the first quarter increased 4% to $1.11 billion, compared to $1.07 billion for the comparable period last year. The growth in net revenues primarily reflects strong European wholesale sales, growth in global retail sales and favorable foreign currency effects.

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Wholesale Sales. Wholesale sales of $575 million were flat with the prior year period. Revenues from our newly-launched American Living brand and sustained strength in Europe offset lower domestic shipments of our core men’s, women’s and childrenswear products.

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Retail Sales. Retail sales were up 9% to $492 million, compared to $450 million in the first quarter of Fiscal 2008. Comparable store sales increased 3.9%, reflecting an increase of 5.3% at Ralph Lauren stores, 3.3% at factory stores and 2.9% at Club Monaco stores. RalphLauren.com sales increased 20%, driven by double-digit gains in all major product categories.

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Licensing. First quarter licensing royalties increased 1% to $47 million compared to $46 million for the comparable period in Fiscal 2008. Growth in domestic Polo men’s underwear and Chaps royalties, in addition to revenue from new American Living product licenses, offset a decline in home licensing royalties.

Gross Profit. Gross profit for the first quarter increased 8% to $638 million, compared to $592 million in the first quarter of Fiscal 2008. The gross profit rate increased 200 basis points to 57.3%, compared to 55.3% during the same period last year. The growth in gross profit and the expansion in the gross profit rate reflect the growth in sales mentioned previously as well as the benefit of strong international sales. In addition, the prior year’s first quarter gross profit rate was negatively impacted by the purchase accounting associated with acquisitions (specifically, RL Media and Small Leathergoods).

Operating Expenses. Operating expenses increased 10% in the first quarter to $492 million, compared to $446 million in the first quarter of Fiscal 2008. Operating expenses as a percent of revenues were 44.2%, 250 basis points higher than last year, primarily as a result of operating expenses at newly acquired and emerging businesses and occupancy costs for unopened stores.

Operating Income. Operating income for the first quarter of Fiscal 2009 was $147 million, approximately equal to the prior year period. The operating margin was 13.2%, 40 basis points below the year earlier period. The decline in the operating margin rate reflects higher operating expenses associated with business expansion that were partially offset by the higher gross margin rate discussed above.

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Wholesale Operating Income. Wholesale operating income was $107 million in the first quarter, roughly flat with the prior year period. The wholesale operating margin was 18.7% in the first quarter, 10 basis points below the prior year. Higher expenses associated with new business initiatives were partially offset by the benefit of strong European sales.

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Retail Operating Income. Retail operating income was $67 million, 6% higher than the $64 million achieved in the first quarter of Fiscal 2008, and retail operating margin was 13.6% compared to 14.1% in the prior year period. The growth in retail operating income was a result of strong top-line growth, although the decline in retail operating margin primarily reflects higher occupancy costs associated with future store openings.

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Licensing Operating Income. Licensing operating income increased 11% to $24 million compared to $22 million in the first quarter of Fiscal 2008. The growth in licensing operating income was due to higher domestic licensing royalties that were partially offset by a decline in home licensing royalties.

Net Income and Diluted EPS. Net income for the first quarter of Fiscal 2009 increased 8% to $95 million, compared to $88 million in the comparable period of Fiscal 2008, and net income per diluted share increased 13% to $0.93 per share from $0.82 last year. The growth in net income principally relates to a higher gross profit margin that was offset by increased operating expenses associated with new business initiatives, as well as a lower effective tax rate of 35% in the first quarter of Fiscal 2009 compared to a 39% tax rate in the comparable period last year. The lower effective tax rate for the first quarter of Fiscal 2009 was primarily a result of lower income taxes principally relating to statutory law changes, favorable geographic income mix, as well as lower permanent differences.

First Quarter Fiscal 2009 Balance Sheet Review

The Company ended the first quarter with $711 million in cash and cash equivalents and short-term investments, or $241 million in cash and short-term investments net of debt, compared to $626 million in cash and short-term investments and $53 million in debt net of cash and short-term investments at the end of Fiscal 2008. The first quarter ended with inventory down 6% to $568 million from $605 million in the first quarter of Fiscal 2008.

The Company had $56 million in capital expenditures in the first quarter of Fiscal 2009, compared to $45 million in the prior year period.

Global Retail Store Network

During the first quarter, the Company opened seven directly operated stores and closed three directly operated stores. At the end of the first quarter, the Company operated 317 stores with a total of approximately 2.4 million square feet compared to 296 stores with approximately 2.3 million square feet in the prior year period. The current retail group consists of 81 Ralph Lauren stores, 65 Club Monaco stores, 160 Polo factory stores and 11 Rugby stores. In addition, at the end of the first quarter, the Company’s international licensing partners operated 98 Ralph Lauren stores and 53 Club Monaco stores and dedicated shops.

Other News

During the second quarter of Fiscal 2009, the Company acquired certain assets, inclusive of inventory, for childrenswear and golf apparel in Japan from its former licensee, Naigai Co. Ltd.

Second Quarter Fiscal 2009 Outlook

For the second quarter, the Company expects net revenue growth of mid-to-high single digits and an operating margin that is 50-100 basis points higher than the prior year period.

Fiscal 2009 Full Year Outlook

The Company continues to expect a low-to-mid single digit increase in net revenues during Fiscal 2009. Diluted earnings per share is now expected to be $4.00-$4.10 for Fiscal 2009, which compares to the prior range of $3.95-$4.05.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 6, 2008, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-4768. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren First Quarter Fiscal Year 2009 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, August 6, 2008 through 1:00 P.M. Eastern, Tuesday, August 12, 2008 by dialing (719) 457-0820 and entering passcode 3824983.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, the Company's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Polo Ralph Lauren

Investor Relations

James Hurley

212-813-7862

Polo Ralph Lauren

Corporate Communications

Julie Berman

212-582-2262

SOURCE: Polo Ralph Lauren Corporation

POLO RALPH LAUREN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 28, 2008	March 29, 2008
ASSETS
Current assets:
Cash and cash equivalents	$553.8	$551.5
Short-term Investments	157.0	74.3
Accounts receivable, net of allowances	310.1	508.4
Inventories	568.1	514.9
Deferred tax assets	77.3	76.6
Prepaid expenses and other	132.5	167.8

Total current assets	1,798.8	1,893.5

Property and equipment, net	706.3	709.9
Deferred tax assets	120.4	116.9
Goodwill	977.2	975.1
Intangibles, net	345.6	349.3
Other assets	313.3	320.8

Total assets	$4,261.6	$4,365.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$224.9	$205.7
Income tax payable	29.5	28.8
Accrued expenses and other	459.8	467.7
Current maturities of debt	0.0	206.4

Total current liabilities	714.2	908.6

Long-term debt	469.8	472.8
Non-current tax liabilities	157.2	155.2
Other non-current liabilities	436.0	439.2

Total liabilities	1,777.2	1,975.8

Stockholders' equity:
Common stock	1.1	1.1
Additional paid-in-capital	1,037.8	1,017.6
Retained earnings	2,169.5	2,079.3
Treasury stock, Class A, at cost	(847.9)	(820.9)
Accumulated other comprehensive income	123.9	112.6

Total stockholders' equity	2,484.4	2,389.7

Total liabilities and stockholders' equity	$4,261.6	$4,365.5

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	June 28, 2008	June 30, 2007
Wholesale Net Sales	$574.5	$574.0
Retail Net Sales	492.4	450.0

Net Sales	1,066.9	1,024.0

Licensing Revenue	46.7	46.3

Net Revenues	1,113.6	1,070.3

Cost of Goods Sold (a)	(475.2)	(478.3)

Gross Profit	638.4	592.0

Selling, General & Administrative Expenses (a)	(486.9)	(438.5)
Amortization of Intangible Assets	(4.9)	(7.7)
Total SG&A Expenses	(491.8)	(446.2)

Operating Income	146.6	145.8

Foreign Currency Gains (Losses)	0.1	(1.3)

Interest Expense	(7.0)	(5.8)

Interest and Other Income, Net	7.2	8.2

Equity in Income of Equity-Method Investees	(0.7)	0.0

Minority Interest Expense	0.0	(1.8)

Income Before Provision for Income Taxes	146.2	145.1

Provision for Income Taxes	(51.0)	(56.8)

Net Income	$95.2	$88.3
Net Income Per Share - Basic	$0.96	$0.85
Net Income Per Share - Diluted	$0.93	$0.82

Weighted Average Shares Outstanding - Basic	99.5	103.9

Weighted Average Shares Outstanding - Diluted	102.1	107.3

Dividends declared per share	$0.05	0.05

(a) Includes total depreciation expense of:	$(41.2)	$(35.4)

POLO RALPH LAUREN CORPORATION

OTHER INFORMATION

(In millions)

(Unaudited)

SEGMENT INFORMATION

The net revenues and operating income for the periods ended June 29, 2008 and June 30, 2007 for each segment were as follows:

	Three Months Ended
	June 28, 2008	June 30, 2007
Net revenues:
Wholesale	$574.5	$574.0
Retail	492.4	450.0
Licensing	46.7	46.3
Total Net Revenues	$1,113.6	$1,070.3

Operating Income (Loss):
Wholesale	$107.4	$107.7
Retail	67.1	63.5
Licensing	24.2	21.9
	198.7	193.1
Less:
Unallocated Corporate Expenses	(52.1)	(47.3)
Total Operating Income	$146.6	$145.8